Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Lightstone Value Plus Real Estate Investment Trust II, Inc.

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement of Lightstone Value Plus Real Estate Investment Trust II, Inc. on Form S-11 to be filed on or about February 13, 2012 of our report dated April 20, 2011, on our audits of the financial statements of Citrus Suites, LLC - DBA “TownePlace Suites by Marriott – Metairie, LA” as of December 31, 2010  and January 1, 2010 and for each of the years in the two-year period ended December 31, 2010, which report was included in the Form 8-K filed April 20, 2011. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement on Form S-11.

/s/ EisnerAmper LLP

Edison, New Jersey
February 13, 2012